Exhibit 10.7

KEY EMPLOYEE CHANGE OF CONTROL AND SEVERANCE PAYMENT PLAN

TV2 Holding Company (“TV2 Holding”) and its wholly-owned subsidiary, TriVascular, Inc. (“TriVascular” and together with TV2 Holding, “TV2”) hereby establish this Key Employee Change of Control and Severance Payment Plan (the “Plan”), effective as of July 18, 2013 (the “Effective Date”).

Capitalized terms used throughout the Plan shall have the meaning set forth in Article 2, except as otherwise defined in the Plan or unless the context clearly requires otherwise.

1. Introduction.

(a) Purpose of the Plan. The purpose of the Plan is to help retain qualified employees of TV2 and its Affiliated Entities (as defined below), maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.

(b) Plan Status. The Plan is intended to be a top hat plan for a select group of management or highly compensated employees. To the extent applicable, it is intended that portions of this Plan either comply with or be exempt from Section 409A (as defined below). This Plan shall be administered in a manner consistent with this intent, and any provision of this Plan that would cause it to fail either to comply with or be exempt from Section 409A, as the case may be, shall have no force or effect.

(c) Other Change of Control Benefit and Severance Payment Arrangements Superseded. Except as otherwise provided herein, this Plan supersedes all previous addenda, agreements and other arrangements regarding change of control benefits and/or severance payments between TV2 (as defined below) and the Participants. If a Participant’s service terminates for any reason or for no reason or if a Change of Control Transaction occurs, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be established under TriVascular’s (or its Affiliated Entities’) then existing employee benefit plans, or as determined by the Board in its sole discretion. Notwithstanding the foregoing, any vesting or acceleration of vesting of Founder Shares as defined in the Founders’ Contribution Agreement (as defined below) shall continue to be subject to the terms of the Founders’ Contribution Agreement, to the extent applicable.

2. Definitions.

(a) Affiliated Entities. With respect to TV2 Holding or TriVascular, any entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with TV2 Holding or TriVascular, within the meaning of Code Sections 414(b) and (c).

(b) Base Salary. The annual base salary as in effect at the time of determination of a Triggering Event, less applicable withholding taxes, and exclusive of all bonuses, incentives, commissions, expense reimbursements, stock options or other equity awards or any other extraordinary payments.

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(c) Board. The board of directors of TV2 Holding and the board of directors of TriVascular.

(d) Business Combination. A transaction or series of related transactions resulting in: (i) the sale of all or substantially all of the assets of TriVascular or TV2 Holding; (ii) a merger or consolidation or other reorganization in which TriVascular or TV2 Holding is a merging party; or (iii) the sale or other change of beneficial ownership of at least 50% of the outstanding voting securities of TriVascular or TV2 Holding (excluding any such sale or change in connection with a transaction for bona fide capital raising purposes).

(e) Cause. Any of the following: (i) a material breach by a Participant of his or her contractual obligations to TriVascular concerning his or her employment or TriVascular’s written policies; (ii) gross negligence, serious misconduct or a material failure by a Participant in connection with the discharge of his or her duties or otherwise relating to his or her employment by TriVascular; (iii) a Participant’s use of drugs or alcohol in such a manner as to materially interfere with the performance of his or her duties; or (iv) the Participant’s conviction of, or a plea of no contest to, a felony or misdemeanor involving moral turpitude.

(f) Change of Control Benefits. Change of Control Payments and the other benefits which a Participant may receive under Article 5 of the Plan.

(g) Change of Control Closing. The consummation of a Change of Control Transaction.

(h) Change of Control Payments. Change of Control Retention Payments or Change of Control Termination Payments, as applicable.

(i) Change of Control Retention Payment. The cash payment payable to a Participant pursuant to Section 5(b) of the Plan.

(j) Change of Control Termination Payment. The cash payment payable to a Participant pursuant to Section 5(a) of the Plan.

(k) Change of Control Transaction. A Business Combination in which less than 50% of the outstanding voting securities of the Successor Entity immediately following the closing of the Business Combination are beneficially held by those persons and entities in the same proportion as such persons and entities beneficially holding the voting securities of TriVascular or TV2 Holding immediately prior to such transaction.

(l) Code. The Internal Revenue Code of 1986, as amended.

(m) Constructive Termination. A Participant terminates his or her employment with TriVascular within three (3) months after any of the following, and he or she has provided TriVascular written notice of the grounds for the Constructive Termination and TriVascular has failed to remedy the grounds for Constructive Termination within 30 days of the Participant’s written notice: (i) a material breach by TriVascular of its contractual obligations to the Participant concerning his or her employment that is not timely cured; (ii) a relocation of the Participant’s principal place of employment to a location more than 25 miles from his or her then

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current principal place of employment without his or her consent; (iii) a material reduction of the Participant’s overall compensation and benefits without the Participant’s consent; or (iv) a material diminution in the Participant’s overall responsibilities without the Participant’s consent, other than solely a change in title, using as the baseline the Participant’s overall responsibilities immediately prior to the Triggering Event. Stock options and other equity incentives shall be disregarded in determining whether there has been a material reduction in overall compensation and benefits.

(n) ERISA. The Employee Retirement Income Security Act of 1974, as amended.

(o) Founders’ Contribution Agreement. That agreement entered into among TV2 Holding and Michael Chobotov, Joseph Humphrey and Robert Whirley dated March 28, 2008.

(p) Participant. Each person designated by the Board to participate in the Plan as provided in Article 3.

(q) Plan. This Key Employee Change of Control and Severance Payment Plan.

(r) Plan Administrator. The Board.

(s) Section 409A. Section 409A of the Code and the regulations and rulings issued thereunder.

(t) Severance Payment. A payment made pursuant to Article 6 of the Plan.

(u) Successor Entity. A corporation or other entity other than TriVascular or TV2 Holding that in a Business Combination acquires all or substantially all the assets of TriVascular or TV2 Holding or is the surviving party in a merger or consolidation or other reorganization; provided, however, that if there is no such corporation or other entity in a Business Combination, then for that Business Combination the Successor Entity is TriVascular or TV2 Holding, as applicable

(v) Triggering Event. In the case of a Change of Control Termination Payment, the Change of Control Closing or the date of termination, whichever is later. In the case of a Severance Payment, the date of termination. In the case of Change of Control Retention Payment, the 12 month anniversary of the Change of Control Closing.

(w) TriVascular. TriVascular, Inc., a wholly owned subsidiary of TV2 Holding.

(x) TV2 Holding. TV2 Holding Company.

(y) TV2. TriVascular and TV2 Holding.

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3. Plan Administration.

(a) Sole Authority. Subject to Section 11 below, the Plan Administrator shall have the sole authority to administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan. All decisions made by the Plan Administrator shall be made in its sole and absolute discretion and shall be final and binding on Participants and TV2.

(b) Delegation. The Plan Administrator may delegate any of its duties hereunder to such person or persons as it may, from time to time, designate.

(c) Third Party Providers. The Plan Administrator is empowered, on behalf of the Plan to engage accountants, legal counsel and other such personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The function of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged. Such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or control respecting management of the Plan. All reasonable expenses of such persons shall be borne by TV2.

4. Eligibility and Participation.

(a) Eligibility. Any management and highly compensated employee of TV2 or any of its Affiliated Entities designated by the Board shall be eligible to participate in the Plan.

(b) Participation; Participation Agreement. With respect to any individual who is eligible to participate in the Plan pursuant to Section 4(a), no such individual shall become a Participant and become eligible to receive any payments or benefits under the Plan unless and until such individual has executed, and not revoked, a participation agreement in the form attached hereto as Exhibit A.

(c) List of Participants. The Plan Administrator shall maintain a list of Participants, as may be amended from time to time, as Exhibit B to the Plan.

5. Payments and Benefits In Connection with a Change of Control Transaction.

(a) Change of Control Termination Payment. Subject to Article 7 below, a Participant shall be entitled to receive the amount equal to such Participant’s Base Salary upon termination without Cause or a Constructive Termination within three (3) months prior to, or twelve (12) months after, a Change of Control Closing. Such Change of Control Termination Payment shall be made in the form of a lump sum in accordance with the provisions of Article 7 and other applicable provisions of the Plan.

(b) Change of Control Retention Payment. A Participant shall be entitled to receive the amount equal to such Participant’s Base Salary upon the twelve (12)-month anniversary of a Change of Control Closing, provided that the Participant is still employed by the

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Successor Entity as of such date and has not received a Change of Control Termination Payment. Such Change of Control Retention Payment shall be made in the form of a lump sum no later than sixty (60) days following the twelve (12)-month anniversary of the Change of Control Closing.

(c) Acceleration of Vesting of Equity Awards. One hundred percent (100%) of a Participant’s unvested options or other equity awards under any equity incentive plan maintained by TV2 Holding shall vest to the extent permitted by such plan and by applicable laws: (i) immediately prior to a Change of Control Closing; or, (ii) if, within three (3) months prior to a Change of Control Closing, the Participant is terminated without Cause or a Constructive Termination occurs then such awards shall vest on the date of such termination.

(d) No Change of Control Benefits for Other Terminations. Subject to Section 6(b), no Participant shall be entitled to any Change in Control Benefits under this Plan for any reason other than as set forth in Sections 5(a)-(c), including without limitation death, disability, voluntary resignation (other than a Constructive Termination) or termination with Cause.

6. Severance Payment Not in Connection with a Change of Control Transaction.

(a) Severance Payment. Subject to Article 7 below, a Participant shall be entitled to receive that portion of Base Salary set forth next to such Participant’s name on Exhibit B attached hereto upon termination without Cause or a Constructive Termination, in each case, not in connection with a Change of Control Transaction. Such Severance Payment shall be made in the form of a lump sum in accordance with the provisions of Article 7.

(b) No Duplication of Payments. The Severance Payment described in this Article 6 is not intended to, and shall not, result in a duplicate payment in addition to the Change of Control Termination Payment described in Section 5(a). Thus, for example and for the avoidance of doubt, if a Participant receives a Severance Payment under this Article 6, and a Change of Control Closing subsequently occurs within three (3) months of the date of termination, such Participant shall not be entitled to receive separate and full Change of Control Benefits, but shall be entitled to receive such additional Change of Control Benefits as such Participant would have been entitled to receive pursuant to Article 5 of this Plan, less any amounts or benefits previously received under this Article 6.

(c) No Severance Payments for Other Terminations. No Participant shall be entitled to any Severance Payment under this Plan for any reason other than as set forth in Section 6(a), including without limitation death, disability, voluntary resignation (other than a Constructive Termination) or termination with Cause.

7. Release. As a prior condition to a Participant receiving any Change of Control Termination Payment under Section 5(a) or Severance Payment under Article 6, as applicable, of this Plan, the Participant shall execute a General Release Agreement (the “Release”) in the form attached hereto as Exhibit C-1 or C-2, as applicable, within such period as is specified in the Release and this Article 7 after the applicable Triggering Event and not later revoke such Release. A Participant shall forfeit all rights to the Change of Control Termination Payment or

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Severance Payment, as applicable, and no payment shall be made unless such Release is signed and delivered and no longer subject to revocation (if applicable) within fifty-five (55) days following the Triggering Event; provided that if the foregoing requirements of this Section 7 are met, the Change of Control Termination Payment or Severance Payment shall be made on the 60th day following the Triggering Event.

8. Parachute Payments.

(a) Payments and Benefits Constituting Excess Parachute Payments. If any benefits a Participant would receive under Article 5 pursuant to a Change of Control Transaction, from TV2 or otherwise (“Payment”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (ii)) the largest portion, up to and including the total of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate) results in the Participant’s receipt, on an after-tax basis of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting a Parachute Payment is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments, cancellation of accelerated vesting of stock options and other equity awards (starting with the most recently granted), employee benefits (if any).

(b) Calculations. An independent accounting firm shall be engaged to perform the foregoing calculation. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive on the Participant and TV2. TV2 shall bear all costs the accounting firm may reasonably incur in connection with any calculations contemplated by this Article.

9. No Mitigation. The Change of Control Benefits and the Severance Payment provided under this Plan are not subject to mitigation on the part of the Participant.

10. Successors.

(a) TV2’s Successors. This Plan shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the TV2’s business and/or assets. TV2 shall require any successor to assume this Plan and agree to be bound by its terms. For all purposes under this Plan, the term “TV2” shall include any successor to the TV2’s business and/or assets that becomes bound by this Plan.

(b) Participant’s Successors. This Plan and all rights of a Participant hereunder shall inure to the benefit of, and be enforceable by, Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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11. Amendment and Termination. The Plan Administrator may amend, modify or terminate the Plan at any time or for any reason; provided, however, that no such amendment, modification or termination may adversely affect the interest of any Participant unless expressly agreed to in writing by the Participant.

12. Claims Procedure.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Key Employee Change of Control and Severance Payment Plan

c/o General Counsel, confidentially.

TriVascular, Inc.

3910 Brickway Blvd.,

Santa Rosa, California

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial shall be set forth in a manner designed to be understood by the employee, and shall include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice shall be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension shall be furnished to the applicant before the end of the initial ninety (90)-day period. This notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant shall then be permitted to appeal the denial in accordance with the review procedure described below.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). The Plan Administrator shall give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to the Plan Administrator at the address specified in Section 12(a). A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require

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the applicant to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

(d) Decision on Review. The Plan Administrator shall act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension shall be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator shall give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice shall outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.

(e) Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant: (i) has submitted a written application for benefits in accordance with the procedures described by Section 12(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 12(c) above; and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 12(d) above).

13. Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices shall be addressed to a Participant at the home address which he or she has most recently communicated to TV2 in writing. In the case of the TV2, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes or other charges that are required to be withheld by applicable law.

(c) Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

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(e) No Assignment. Except as otherwise provided herein, or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise. No attempted assignment or transfer shall be effective; and no right or interest of any Participant under the Plan shall be liable or, or subject to, any obligation or liability of such Participant.

(f) Plan Unfunded. The Plan shall be an unfunded plan, payments and benefits of which shall be paid from the general assets of TV2.

(g) Headings. The headings of the articles and sections contained in this Plan are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Plan.

(h) Compliance with Section 409A. The parties intend that this Plan (and all payments and other benefits provided under this Plan) be exempt from the requirements of Section 409A, to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments, the parties intend that this Plan (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Plan to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan to the contrary:

(i) if at the time a Participant’s employment terminates, the Participant is a “specified employee,” as defined in Treasury Regulation Section 1.409A-1(i) and determined using the identification methodology selected by TV2 from time to time, or if none, the default methodology, any and all amounts payable under this Plan on account of such termination of employment that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid in a lump sum on the first day of the seventh month following the date on which Participant’s employment terminates or, if earlier, upon Participant’s death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Treasury Regulation Section 1.409A1(b)(9)(iii), as determined by TV2 in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A 1(a)(5); and (iii) other amounts or benefits that are not subject to the requirements of Section 409A;

(ii) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Plan, references to a “terminate,” “termination,” “termination of employment,” “resignation,” “resign” and like terms shall mean separation from service;

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(iii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments;

(iv) with regard to any provision in this Plan that provides for reimbursement of expenses or in-kind benefits, except for any expense, reimbursement or in-kind benefit provided pursuant to this Plan that does not constitute a “deferral of compensation,” within the meaning of Treasury Regulation Section 1.409A-1(b) (including, without limitation, by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by TV2 in its reasonable good faith discretion), (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Participant’s taxable year following the taxable year in which the expense occurred; and

(v) in no event shall TV2 or any of its parents, subsidiaries or affiliates, be liable for any additional tax, interest or penalty that may be imposed on Participant by Section 409A or damages for failing to comply with, or be exempt from, Section 409A.

[Signature Page Follows]

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IN WITNESS WHEREOF, TriVascular, Inc. and TV2 Holding Company have adopted this Plan, effective as of the day and year first above written.

TRIVASCULAR, INC.	TV2 HOLDING COMPANY

By:	By:
Name:	Name:
Title:	Title:

Date:	Date:

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Exhibit A

Key Employee Change of Control and Severance Payment Plan

Form of Participation Agreement

This Participation Agreement (the “Agreement”) is by and between TV2 Holding Company (“TV2 Holding”) and its wholly-owned subsidiary, TriVascular, Inc. (“TriVascular” and together with TV2 Holding, the “Company”) and              (the “Participant”) pursuant to the Key Employee Change of Control and Severance Payment Plan (the “Plan”).

All capitalized terms used, but not defined, in this Agreement shall have the meaning assigned to them in the Plan.

WHEREAS, pursuant to the Plan, the Participant is eligible, following certain specified events, to receive the following payments and benefits, subject to the Participant’s execution and non-revocation of this Agreement:

Change of Control Termination Payment:	100% of Base Salary
Change of Control Retention Payment:	100% of Base Salary
Other Change of Control Benefits:	Full vesting of equity awards
Severance Payment:	[50][customize]% of Base Salary;

NOW, THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the Participant agrees as follows:

1. In consideration for the compensation and benefits the Participant is eligible to receive pursuant to the Plan, the Participant agrees to be bound by the terms of the Plan.

2. The Plan supersedes all previous offer letters, management employment addenda, amendments to such addenda and all other arrangements with respect to any and all change of control or severance benefits except as otherwise provided in the Plan.

3. The Participant represents and warrants that s/he:

(a) has received a copy of the Plan, has read the Plan and has understood all of the terms of the Plan;

(b) has had a full and reasonable opportunity to consider the terms of the Plan and of this Agreement and to consult with counsel and any other person of his/her choosing before signing this Agreement;

(c) has not relied on any agreements or representations, express or implied, that are not set forth expressly in the Plan or this Agreement; and

(d) has signed this Agreement knowingly and voluntarily.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Participant and the Company have executed this Agreement on the date(s) written below.

PARTICIPANT	TRIVASCULAR, INC.
TV2 HOLDING COMPANY

Name:	Name:
Date:	Title:
Date:

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Exhibit B - CONFIDENTIAL

Key Employee Change of Control and Severance Payment Plan

List of Participants and Amount of Severance Payment

[as updated from time to time]

Last updated:                  , 20

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Exhibit C-1

[Form of General Release Agreement for Employee Under Age Forty]

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Exhibit C-2

[Form of General Release Agreement for Employee Age Forty or Older]

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